Exhibit 99.1

PRESS RELEASE	Contact: Debra Cope, Investor Relations
February 9, 2022, 8:00 AM ET	(202) 468-3814

MainStreet Bancshares, Inc. Repurchased Stock

Fairfax, Virginia – February 9, 2022 – MainStreet Bancshares, Inc. (Nasdaq: MNSB & MNSBP), the holding company for MainStreet Bank, repurchased 50,000 shares of the common stock of MainStreet Bancshares, Inc. (the “Company”) in open market transactions.

The Company currently has a share repurchase program in place which allows for a total of 1.25 million shares to be repurchased in accordance with the limitations set forth in Rule 10b-18 under the Securities Exchange Act of 1934, as amended, and other legal requirements. The Company’s last share repurchases were completed in October/November 2020.  A total of 885,785 shares have been repurchased since the plan was established, inclusive of the shares purchased on February 8, 2022. The timing of these repurchases depend on market conditions and other considerations. The share repurchase program does not obligate the Company to repurchase any dollar amount or number of shares, and the program may be extended, modified, suspended, or discontinued at any time.

“The Company is strongly capitalized and reported continued good performance for 2021,” said Jeff W. Dick, Chairman & CEO of MainStreet Bancshares, Inc. and MainStreet Bank. “We are focused on taking actions that will support our share price now and into the future.”

The Company recently unveiled AvenuÔ — its Banking as a Service (BaaS) platform for fintechs. AvenuÔ is a proprietary solution purpose built for the Company’s fintech partners.  With AvenuÔ, fintechs can be up and running in as quickly as 60 days.  To learn more, visit the website at Avenu.bank.   (The “.bank” domain is recognized as the global platform for growth and innovation in the financial services industry.)

MainStreet Bank is a community bank that serves the greater Washington DC metropolitan area. The Company had $1.65 billion in assets and $189 million in stockholders’ equity as of December 31, 2021.  The Company is focused on using technology to best serve its customer base and offers a high personal touch to those who are not as comfortable using technology.

MainStreet operates six branches in Herndon, Fairfax, McLean, Leesburg, Clarendon, and Washington D.C.  MainStreet Bank has 55,000 free ATMs and a fully integrated online and mobile banking solution.  The Bank is not restricted by a conventional branching system, as it can offer business customers the ability to Put Our Bank in Your Office®. With robust and easy-to-use online business banking technology, MainStreet has “put our bank” in thousands of businesses in the metropolitan area.

MainStreet Bank has a robust line of business and professional lending products, including government contracting lines of credit, commercial lines and term loans, residential and commercial construction, and commercial real estate.  MainStreet also works with the SBA to offer 7A and 504 lending solutions.  From sophisticated cash management to enhanced mobile banking and instant-issue Debit Cards, MainStreet Bank is always looking for ways to improve our customer’s experience.

MainStreet Bank was the first community bank in the Washington, DC metropolitan area to offer a full online business banking solution.  MainStreet Bank was also the first bank headquartered in the Commonwealth of

Virginia to offer CDARS – a solution that provides multi-million-dollar FDIC insurance.  Further information on the Bank can be obtained by visiting its website at MainStreet.bank.

This release contains forward-looking statements, including our expectations with respect to future events that are subject to various risks and uncertainties.  The statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursuant,” “target,” “continue,” and similar expressions are intended to identify such forward-looking statements. Factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations include: fluctuation in market rates of interest and loan and deposit pricing, adverse changes in the overall national economy as well as adverse economic conditions in our specific market areas, future impacts of the novel coronavirus (COVID-19) outbreak, maintenance and development of well-established and valued client relationships and referral source relationships, and acquisition or loss of key production personnel.  We caution readers that the list of factors above is not exclusive. The forward-looking statements are made as of the date of this release, and we may not undertake steps to update the forward-looking statements to reflect the impact of any circumstances or events that arise after the date the forward-looking statements are made.  In addition, our past results of operations are not necessarily indicative of future performance.